         June 2020

Free Writing Prospectus pursuant to Rule 433 dated June 11, 2020 / Registration Statement No. 333-219206
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.
Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021

Principal at Risk Securities

The Bearish Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Bearish PLUS on the stated maturity date (expected to be June 25, 2021) is based on the performance of the S&P 500® Index as measured from the pricing date (expected to be June 15, 2020) to and including the valuation date (expected to be June 22, 2021). By purchasing this note, you are taking the bearish view that the value of the S&P 500® Index will decline such that the final index value (the index closing value on the valuation date) will be less than the initial index value (a positive inverse index percent change).

The payment at maturity will depend on the inverse index percent change, which is the quotient of (i) the initial index value minus the final index value divided by (ii) the initial index value. If the final index value is less than the initial index value (set on the pricing date), the return on your Bearish PLUS will be positive and equal to the product of the leverage factor of 300% multiplied by the inverse index percent change, subject to the maximum payment at maturity of $11.68 per Bearish PLUS. You will not participate in any decrease in the index below 94.40% of the initial index value.

If the final index value is greater than the initial index value, the return on your Bearish PLUS will be negative and, if the final index value is at or above 200% of the initial index value, you will lose your entire investment in the notes.

On the stated maturity date, for each $10 principal amount of your Bearish PLUS, you will receive an amount in cash equal to:

•

if the final index value is less than the initial index value (the inverse index percent change is positive), the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 3.00 times (c) inverse index percent change, subject to the maximum payment at maturity; or

•

if the final index value is equal to or greater than the initial index value (the inverse index percent change is zero or negative), the sum of (i) $10 plus (ii) the product of (a) the inverse index percent change times (b) $10. Under these circumstances, you will lose a significant portion or all of your investment.

The Bearish PLUS are for investors who take the bearish view that the value of the index will decline, such that the final index value will be less than the initial index value, but not by more than 5.60% and are willing to forgo interest payments and risk losing their entire investment for the potential to earn 300% of any positive inverse index percent change of the underlying index, subject to the maximum payment at maturity.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Pricing date:	June , 2020 (expected to price on or about June 15, 2020)
Original issue date:	June , 2020 (expected to be June 18, 2020)
Valuation date:	expected to be June 22, 2021, subject to postponement for non-index business days and market disruption events
Stated maturity date:	expected to be June 25, 2021, subject to postponement
Stated principal amount/Original issue price:	$10 per Bearish PLUS / 100% of the principal amount
Estimated value range:	$9.00 to $9.30 per Bearish PLUS. See the following page for more information.

Your investment in the Bearish PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	June , 2020	Original issue price:	100% of the principal amount
Underwriting discount:	2.35% ($ in total)*	Net proceeds to the issuer:	97.65% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.225 for each Bearish PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each Bearish PLUS as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.01 for each Bearish PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Bearish PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the Bearish PLUS we sell initially. We may decide to sell additional Bearish PLUS after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in Bearish PLUS will depend in part on the issue price you pay for such Bearish PLUS.

GS Finance Corp. may use this document in the initial sale of the Bearish PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this document in a market-making transaction in a Bearish PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Payment at maturity:

If final index value is less than initial index value,

$10 + leveraged downside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is equal to or greater than initial index value,

$10 + ($10 × inverse index percent change)

This amount will be equal to or less than the stated principal amount of $10 and could be as little as zero. However, in no case will the payment at maturity be less than zero.

Leveraged downside payment:	$10 × leverage factor × inverse index percent change
Maximum payment at maturity:	$11.68 per Bearish PLUS (116.80% of the stated principal amount)
Inverse index percent change:	(initial index value - final index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Leverage factor:	300%
CUSIP / ISIN:	36259J456 / US36259J4563
Listing:	The Bearish PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

Estimated Value of Your Bearish PLUS

The estimated value of your Bearish PLUS at the time the terms of your Bearish PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this document (per $10 principal amount), which is less than the original issue price. The value of your Bearish PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Bearish PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Bearish PLUS at the time of pricing, plus an additional amount (initially equal to $      per $10 principal amount).

Prior to            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Bearish PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Bearish PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Bearish PLUS (if it makes a market) will equal approximately the then-current estimated value of your Bearish PLUS determined by reference to such pricing models.

About Your Bearish PLUS

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 7 and general terms supplement no. 7,016 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 7 and general terms supplement no. 7,016 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 7 and general terms supplement no. 7,016 if you so request by calling (212) 357-4612.

The Bearish PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●General terms supplement no. 7,016 dated November 22, 2019

●Underlier supplement no. 7 dated May 22, 2020

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Bearish PLUS.

Please note that, for purposes of this document, references in the underlier supplement no. 7 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date” and “underlying publisher”, respectively.

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the Bearish PLUS we are offering by this document as the “offered Bearish PLUS” or the “Bearish PLUS”. Each of the Bearish PLUS has the terms described under “Summary Terms” and “Additional Provisions” in this document. Please note that in this document, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, references to the “accompanying underlier supplement no. 7” mean the accompanying underlier supplement no. 7 dated May 22, 2020 and references to the “accompanying general terms supplement no. 7,016” mean the accompanying general terms supplement no. 7,016, dated November 22, 2019, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The Bearish PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Bearish Performance Leveraged Upside Securities

The Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 (the “Bearish PLUS”) can be used:

•	As an alternative to direct exposure to the underlying index that enhances returns for a limited range of negative performance of the underlying index, subject to the maximum payment at maturity.
•	To outperform the underlying index with respect to decreases in the underlying index from the initial index value to the final index value.

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your Bearish PLUS.

 The Bearish PLUS are negatively exposed on a 1:1 basis to the positive performance of the underlying index.

Maturity:	Approximately 1 year
Payment at maturity:

•If final index value is less than initial index value, $10 + leveraged downside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•If final index value is equal to or greater than initial index value, $10 + ($10 × inverse index percent change). This amount will be equal to or less than the stated principal amount of $10 and could be as little as zero. However, in no case will the payment at maturity be less than zero.

Leverage factor:	300% (applicable only if the final index value is less than the initial index value)
Maximum payment at maturity:	$11.68 per Bearish PLUS (116.80% of the stated principal amount)

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Bearish PLUS.
Interest:	None
Redemption:	None. The Bearish PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The Bearish PLUS offer leveraged exposure to a limited range of negative performance of the S&P 500® Index. In exchange for enhanced performance of 300.00% of the depreciation of the underlying index, investors forgo any positive inverse index percent change of the underlying index above the maximum payment at maturity of $11.68 per Bearish PLUS. At maturity, if the underlying index has depreciated in value, investors will receive the stated principal amount of their investment plus the leveraged downside payment, subject to the maximum payment at maturity of $11.68 per Bearish PLUS. However, if the underlying index has appreciated in value, investors will lose 1.00% for every 1.00% increase in the index value to the valuation date of the Bearish PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be as little as zero. However, in no case will the payment at maturity be less than zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the Bearish PLUS and investors may lose their entire initial investment in the Bearish PLUS. All payments on the Bearish PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The Bearish PLUS offer investors an opportunity to capture enhanced returns within a limited range of negative performance of the underlying index. However, investors will not receive dividends on the underlying index stocks or any interest payments on the Bearish PLUS.

Positive Inverse Percent Change Scenario

The underlying index declines in value. In this case, you receive a full return of principal as well as 300% of the decrease in the value of the underlying index, subject to the maximum payment at maturity of $11.68 per Bearish PLUS (116.80% of the stated principal amount). For example, if the final index value is 2.00% less than the initial index value, the Bearish PLUS will provide a total return of 6.00% at maturity.

Par Scenario	The final index value is equal to the initial index value. In this case, you receive the stated principal amount of $10 at maturity.
Negative Inverse Percent Change Scenario

The underlying index increases in value. In this case, you receive less than the stated principal amount by an amount proportionate to the increase in the value of the underlying index to the valuation date of the Bearish PLUS. For example, if the final index value is 30.00% greater than the initial index value, the Bearish PLUS will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per Bearish PLUS, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the Bearish PLUS, and you could lose your entire investment.

How the Bearish PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bearish PLUS based on the following

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

terms:

Stated principal amount:	$10 per Bearish PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.68 per Bearish PLUS (116.80% of the stated principal amount)
Minimum payment at maturity:	None

Bearish PLUS Payoff Diagram

How it works

Positive Inverse Percent Change Scenario. If the final index value is less than the initial index value, the investor would receive the $10 stated principal amount plus 300% of the depreciation of the underlying index from the pricing date to the valuation date of the Bearish PLUS, subject to the maximum payment at maturity. Under the terms of the Bearish PLUS, the investor will realize the maximum payment at maturity at a final index value of 94.40% of the initial index value.

▪	If the underlying index depreciates 2.00%, the investor would receive a 6.00% return, or $10.60 per Bearish PLUS.
▪	If the underlying index depreciates 15.00%, the investor would receive only the maximum payment at maturity of $11.68 per Bearish PLUS, or 116.80% of the stated principal amount.
Par Scenario. If the final index value is equal to the initial index value, the investor would receive the $10 stated principal amount per Bearish PLUS.

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Negative Inverse Percent Change Scenario. If the final index value is greater than the initial index value, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% increase in the underlying index. Under these circumstances, the payment at maturity will be less than the stated principal amount per Bearish PLUS. There is no minimum payment at maturity on the Bearish PLUS.

▪ If the underlying index appreciates 30.00%, the investor would lose 30.00% of the investor’s principal and receive only $7.00 per Bearish PLUS at maturity, or 70.00% of the stated principal amount.

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the Bearish PLUS, including the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Bearish PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Bearish PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Bearish PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	300.00%
Maximum payment at maturity	$11.68 per Bearish PLUS
Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

Bearish PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial index value that will serve as the baseline for determining the amount that we will pay on your Bearish PLUS, if any, at maturity. We will not do so until the pricing date. As a result, the actual initial index value may differ substantially from the index closing values prior to the pricing date.

For these reasons, the actual performance of the underlying index over the life of your Bearish PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this document. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered Bearish PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered Bearish PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Bearish PLUS, tax liabilities could affect the after-tax rate of return on your Bearish PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

percentages of the stated principal amount of a Bearish PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered Bearish PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Bearish PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	0.000%
175.000%	25.000%
150.000%	50.000%
125.000%	75.000%
100.000%	100.000%
99.000%	103.000%
97.000%	109.000%
95.000%	115.000%
94.400%	116.800%
75.000%	116.800%
50.000%	116.800%
25.000%	116.800%
0.000%	116.800%

If, for example, the final index value were determined to be 175.000% of the initial index value, the payment at maturity that we would deliver on your Bearish PLUS at maturity would be 25.000% of the stated principal amount of your Bearish PLUS, as shown in the table above. As a result, if you purchased your Bearish PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your Bearish PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be 200.000% of the initial index value, you would lose your entire investment in the Bearish PLUS. In addition, if the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your Bearish PLUS at maturity would be limited to the maximum payment at maturity, or 116.800% of each $10 principal amount of your Bearish PLUS, as shown in the table above. As a result, if you held your Bearish PLUS to the stated maturity date, you would not benefit from any decrease in the final index value below 94.400% of the initial index value.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your Bearish PLUS on the stated maturity date or at any other time, including any time you may wish to sell your Bearish PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Bearish PLUS. The hypothetical payments at maturity on Bearish PLUS held to the stated maturity date in the examples above assume you purchased your Bearish PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your Bearish PLUS. The return on your investment (whether positive or negative) in your Bearish PLUS will be affected by the amount you pay for your Bearish PLUS. If you purchase your Bearish PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Bearish PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the Bearish PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Bearish PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Bearish PLUS or the U.S. federal income tax treatment of the Bearish PLUS, as described elsewhere in this document.

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We cannot predict the actual final index value or what the market value of your Bearish PLUS will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your Bearish PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered Bearish PLUS will depend on the actual initial index value, which we will set on the pricing date, and the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Bearish PLUS, if any, on the stated maturity date may be very different from the information reflected in the examples above.

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your Bearish PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying underlier supplement no. 7 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 7,016. You should carefully review these risks and considerations as well as the terms of the Bearish PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 7 and the accompanying general terms supplement no. 7,016. Your Bearish PLUS are a riskier investment than ordinary debt securities. Also, your Bearish PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Bearish PLUS are linked. You should carefully consider whether the offered Bearish PLUS are suited to your particular circumstances.

Your Bearish PLUS Do Not Bear Interest

You will not receive any interest payments on your Bearish PLUS. As a result, even if the payment at maturity payable for your Bearish PLUS on the stated maturity date exceeds the stated principal amount of your Bearish PLUS, the overall return you earn on your Bearish PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Bearish PLUS

You can lose your entire investment in the Bearish PLUS. The cash payment on your Bearish PLUS, if any, on the stated maturity date will be based on the performance of the S&P 500® Index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value is greater than the initial index value, you will lose 1.00% of the stated principal amount of your Bearish PLUS for every 1.00% decline in the index value over the term of the Bearish PLUS. Thus, you may lose your entire investment in the Bearish PLUS.

Also, the market price of your Bearish PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Bearish PLUS. Consequently, if you sell your Bearish PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Bearish PLUS.

The Bearish PLUS Are Bearish Investments

The Bearish PLUS are bearish investments and, by purchasing these Bearish PLUS, you are taking the bearish view that the value of the underlying index will decline such that the final index value will be less than the initial index value. This is the inverse view to a bullish investment where an investor takes the bullish view that the value of the relevant underlying index will increase throughout the life of the security. Your Bearish PLUS provide an opportunity to participate in the depreciation of the underlying index, whereby you may receive a positive return on your Bearish PLUS only if the final index value is less than the initial index value. Any appreciation of the underlying index will result in a negative return on your Bearish PLUS, and you may lose your entire investment in the Bearish PLUS if the final index value appreciates sufficiently above the initial index value. Accordingly, your return on your Bearish PLUS will move inversely to the performance of the underlying index.

The Bearish PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Bearish PLUS will be based on the performance of the underlying index, the payment of any amount due on the Bearish PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Bearish PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Bearish PLUS. The Bearish PLUS are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the Bearish PLUS, and therefore investors are subject to our credit risk and to

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Bearish PLUS, to pay all amounts due on the Bearish PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Return on Your Bearish PLUS Will Be Limited

Your ability to participate in any change in the value of the underlying index over the life of your Bearish PLUS will be limited because of the maximum payment at maturity of $11.68 per Bearish PLUS (116.80% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your Bearish PLUS, no matter how much the value of the underlying index may decline over the life of your Bearish PLUS. Although the leverage factor provides 300.00% exposure to any decrease in the final index value over the initial index value, because the payment at maturity will be limited to 116.80% of the stated principal amount per Bearish PLUS, any decrease in the final index value over the initial index value by more than 5.6% of the initial index value will not further increase the return on the Bearish PLUS.

The Return on Your Bearish PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

We refer to the stocks that are included in the underlying index as underlying index stocks. The underlying index publisher calculates the level of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your Bearish PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “— Investing in the Bearish PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Bearish PLUS At the Time the Terms of Your Bearish PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Bearish PLUS

The original issue price for your Bearish PLUS exceeds the estimated value of your Bearish PLUS as of the time the terms of your Bearish PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Bearish PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Bearish PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Bearish PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Bearish PLUS”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Bearish PLUS”. Thereafter, if GS&Co. buys or sells your Bearish PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Bearish PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured Bearish PLUS.

In estimating the value of your Bearish PLUS as of the time the terms of your Bearish PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Bearish PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted,

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current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Bearish PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Bearish PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Bearish PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Bearish PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your Bearish PLUS as of the time the terms of your Bearish PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Bearish PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Bearish PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Bearish PLUS.

In addition to the factors discussed above, the value and quoted price of your Bearish PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Bearish PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Bearish PLUS, including the price you may receive for your Bearish PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Bearish PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Bearish PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your Bearish PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Bearish PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Bearish PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Bearish PLUS. See “— Your Bearish PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your Bearish PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this document). Therefore, if the index closing value increased precipitously on the valuation date, the payment at maturity for your Bearish PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such increase in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your Bearish PLUS may be lower than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Bearish PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your Bearish PLUS, we mean the value that you could receive for your Bearish PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Bearish PLUS, including:

•	the value of the underlying index;
•	the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;
•	the dividend rates of the underlying index stocks;

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•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;

•	interest rates and yield rates in the market;
•	the time remaining until your Bearish PLUS mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your Bearish PLUS before maturity, including the price you may receive for your Bearish PLUS in any market making transaction. If you sell your Bearish PLUS before maturity, you may receive less than the principal amount of your Bearish PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered Bearish PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this document.

Your Bearish PLUS May Not Have an Active Trading Market

Your Bearish PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your Bearish PLUS. Even if a secondary market for your Bearish PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Bearish PLUS in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your Bearish PLUS May Not Change in the Same Manner

The price of your Bearish PLUS may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your Bearish PLUS. Even if the value of the underlying index declines below the initial index value during some portion of the life of the Bearish PLUS, the market value of your Bearish PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Bearish PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Bearish PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Bearish PLUS

Goldman Sachs expects to hedge our obligations under the Bearish PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your Bearish PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the Bearish PLUS with unaffiliated distributors of the Bearish PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the Bearish PLUS or other

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securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the Bearish PLUS; hedging the exposure of Goldman Sachs to the Bearish PLUS including any interest in the Bearish PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the Bearish PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your Bearish PLUS and the amount we will pay on your Bearish PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Bearish PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Bearish PLUS, and may receive substantial returns on hedging or other activities while the value of your Bearish PLUS declines. In addition, if the distributor from which you purchase Bearish PLUS is to conduct hedging activities in connection with the Bearish PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the Bearish PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the Bearish PLUS to you in addition to the compensation they would receive for the sale of the Bearish PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Bearish PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your Bearish PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the Bearish PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your Bearish PLUS, or similar or linked to the underlying index or underlying index stocks. Investors in the Bearish PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the Bearish PLUS for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Bearish PLUS

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the

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value of the underlying index and, therefore, the payment at maturity and the market value of your Bearish PLUS before the stated maturity date. The payment at maturity and the market value of your Bearish PLUS could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your Bearish PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-26 of the accompanying general terms supplement no. 7,016.

Investing in the Bearish PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your Bearish PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your Bearish PLUS will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your Bearish PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Bearish PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Bearish PLUS subsequent to the date of this document. The issue price of the Bearish PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your Bearish PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Bearish PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Bearish PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Bearish PLUS. If you purchase Bearish PLUS at a price that differs from the stated principal amount of the Bearish PLUS, then the return on your investment in such Bearish PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Bearish PLUS purchased at stated principal amount. If you purchase your Bearish PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Bearish PLUS will be lower than it would have been had you purchased the Bearish PLUS at stated principal amount or a discount to stated principal amount.

Your Bearish PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your Bearish PLUS are uncertain, both as to the timing and character of any inclusion of income in respect of your Bearish PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Bearish PLUS, and any such guidance could adversely affect the tax treatment and the value of your Bearish PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Bearish PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill

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will be enacted in the future, or whether any such bill would affect the tax treatment of your Bearish PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-35 of the accompanying general terms supplement no. 7,016. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Bearish PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-35 of the accompanying general terms supplement no. 7,016 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Bearish PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the Bearish PLUS, could be collected via withholding. If these regulations were to apply to the Bearish PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the Bearish PLUS. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Bearish PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your Bearish PLUS, your Bearish PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Bearish PLUS for U.S. federal income tax purposes.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Bearish PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Bearish PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Bearish PLUS. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

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The Underlying Index

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the S&P 500® Index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers - S&P 500® Index” on page S-89 of the accompanying underlier supplement no. 7.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your Bearish PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your Bearish PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered Bearish PLUS, you should consult publicly available information to determine the relevant underlying index closing values between the date of this document and the date of your purchase of the offered Bearish PLUS and, given the recent volatility described above, you should pay particular attention to the recent levels of the underlying index. The actual performance of the underlying index over the life of the offered Bearish PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the underlying index for each of the four calendar quarters in 2015, 2016, 2017, 2018 and 2019 and the first two calendar quarters of 2020 (through June 9, 2020). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

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Historical Quarterly High, Low and Period End Index Closing Values of the Underlying Index

	High	Low	Period End
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ended December 31	2,109.79	1,923.82	2,043.94
2016
Quarter ended March 31	2,063.95	1,829.08	2,059.74
Quarter ended June 30	2,119.12	2,000.54	2,098.86
Quarter ended September 30	2,190.15	2,088.55	2,168.27
Quarter ended December 31	2,271.72	2,085.18	2,238.83
2017
Quarter ended March 31	2,395.96	2,257.83	2,362.72
Quarter ended June 30	2,453.46	2,328.95	2,423.41
Quarter ended September 30	2,519.36	2,409.75	2,519.36
Quarter ended December 31	2,690.16	2,529.12	2,673.61
2018
Quarter ended March 31	2,872.87	2,581.00	2,640.87
Quarter ended June 30	2,786.85	2,581.88	2,718.37
Quarter ended September 30	2,930.75	2,713.22	2,913.98
Quarter ended December 31	2,925.51	2,351.10	2,506.85
2019
Quarter ended March 31	2,854.88	2,447.89	2,834.40
Quarter ended June 30	2,954.18	2,744.45	2,941.76
Quarter ended September 30	3,025.86	2,840.60	2,976.74
Quarter ended December 31	3,240.02	2,887.61	3,230.78
2020
Quarter ended March 31	3,386.15	2,237.40	2,584.59
Quarter ending June 30 (through June 9, 2020)	3,232.39	2,470.50	3,207.18

The graph below shows the daily historical index closing values from January 1, 2015 through June 9, 2020. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

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GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Performance of the S&P 500® Index

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Additional Information About the Bearish PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-14 of the accompanying general terms supplement no. 7,016. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 7,016.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Valuation Date” on page S-14 of the accompanying general terms supplement no. 7,016
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-14 of the accompanying general terms supplement no. 7,016
Specified currency:	U.S. dollars (“$”)
Index closing value:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-29 of the accompanying general terms supplement no. 7,016

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-29 of the accompanying general terms supplement no. 7,016
Index business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-29 of the accompanying general terms supplement no. 7,016

FDIC:	The Bearish PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

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GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Tax considerations:

You will be obligated pursuant to the terms of the Bearish PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each Bearish PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-35 of the accompanying general terms supplement no. 7,016. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your Bearish PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Bearish PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Bearish PLUS will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-34 of the accompanying general terms supplement no. 7,016
ERISA:	As described under “Employee Retirement Income Security Act” on page S-42 of the accompanying general terms supplement no. 7,016

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-43 of the accompanying general terms supplement no. 7,016 and “Plan of Distribution — Conflicts of Interest” on page S-46 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $   .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Bearish PLUS specified on the front cover of this document. GS&Co. proposes initially to offer the Bearish PLUS to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.225, or 2.25% of the principal amount, for each Bearish PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each Bearish PLUS as a structuring fee. GS&Co. will receive an underwriting discount of $0.01, or 0.10% of the principal amount, for each Bearish PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of Bearish PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of Bearish PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Bearish PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the Bearish PLUS against payment therefor in New York, New York on June            , 2020. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the Bearish PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

June 2020

GS Finance Corp. Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021 Bearish Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

About Your Bearish PLUS:

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 7 and general terms supplement no. 7,016 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 7 and general terms supplement no. 7,016 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 7 and general terms supplement no. 7,016 if you so request by calling (212) 357-4612.

The Bearish PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●General terms supplement no. 7,016 dated November 22, 2019

●Underlier supplement no. 7 dated May 22, 2020

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Bearish PLUS.

Please note that, for purposes of this document, references in the underlier supplement no. 7 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date” and “underlying publisher”, respectively.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 7,016, the accompanying underlier

June 2020

supplement no. 7, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 7,016, the accompanying underlier supplement no. 7, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the Bearish PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 7,016, the accompanying underlier supplement no. 7, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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GS Finance Corp.

Bearish PLUS Based on the Value of the S&P 500® Index due June 25, 2021

Principal at Risk Securities

Goldman Sachs & Co. LLC